Exhibit 10.36

GARAGE LEASE

This Garage Lease (“Lease”) is entered into by and between DTS 3MC PARKING LLC, a Delaware limited liability company (“Landlord”) and ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company (“Tenant”) as of this 2nd day of September, 2016.

RECITALS:

WHEREAS, 3MC Parking LLC, a Delaware limited liability company (“Overlandlord”) is the owner of the Air Rights (as hereinafter defined); and

WHEREAS, Overlandlord (as landlord) and Landlord (as tenant) are parties to that certain Ground Lease dated on or about the date hereof, whereby Overlandlord leased the Air Rights and Improvements (as hereinafter defined) to Landlord (“Ground Lease”); and

WHEREAS, Landlord intends to construct the Improvements on the Air Rights, generally described as an 8-story parking garage (“Garage”), part of a mixed-use project to be known as 3 MiamiCentral, consisting of office space, retail space, and the Garage (the “Project”); and

WHEREAS, Tenant intends to operate a passenger rail service from Miami to Orlando to be known as Brightline (“Rail Service”), with the Miami station for the Rail Service to be constructed on land in the vicinity of the Project; and

WHEREAS, Landlord has agreed to sublease to Tenant that certain portion of the Garage consisting of approximately 674 parking spaces, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1.0 RECITALS; DEFINITIONS

The above recitals are true and correct and are incorporated herein as if set forth in full.

The terms set forth below, when used in this Lease, shall be defined as follows. Other terms are defined in other provisions of this Lease.

1.01          Air Rights: The right to the Parking Element as described in the DCRE.

1.02          Base Rent: Commencing on the Rent Commencement Date (as hereinafter defined), the annual Base Rent shall be equal to One Million Six Hundred Ninety-Three Thousand ($1,693,000.00) Dollars, plus sales tax, plus City of Miami parking surcharge.

1.03          Commencement Date: The date that Landlord achieves substantial completion of the Garage as evidenced by the issuance of a temporary certificate of occupancy for the Garage such that Tenant may lawfully use the Garage for the use and purposes intended (and Landlord shall satisfy any conditions to the temporary certificate of occupancy for the Garage so that Tenant may lawfully continue to use the Garage for the use and purposes intended).

1.04          DCRE: That certain Declaration of Covenants, Restrictions and Easements for 3 MiamiCentral dated as April 29, 2016 and recorded on April 29, 2016 in Official Records Book 30057, Page 1899 of the Public Records of Miami-Dade County, Florida, as amended by Amendment to Declaration of Covenants, Restrictions and Easements for 3 MiamiCentral dated as of May 5, 2016 and recorded on May 6, 2016 in Official Records Book 30065, Page 3615 of the Public Records of Miami-Dade County, Florida (as so amended and as hereafter amended and supplemented from time to time).

1.05          Environmental Law: Any federal, state, county, municipal, local or other statute, ordinance, rule, regulation, permit, judgment, order, writ, decree, award or injunction which relates to or deals with the protection of the environment or wildlife and/or human health and safety, including all regulations promulgated by a regulatory body pursuant to any such statute, ordinance, or regulation, including, without limitation, the Comprehensive Environmental Response and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. §9601 et. seq., the Resource Conservation and Recovery Act (“RCRA”), as amended, 42 U.S.C. §6901, et. seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et. seq., and the Clean Air Act, as amended, 42 U.S.C. §7401 et. seq.

1.06          Garage: Garage has meaning set forth in the recitals to this Lease.

1.07          Ground Lease: Ground Lease has meaning set forth in the recitals to this Lease.

1.08          Hazardous Substance: Asbestos, urea formaldehyde, lead, lead paint, polychlorinated biphenyls, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products (including crude oil or any fraction thereof), and any pollutant, contaminant, chemical, material, substance or waste, defined as hazardous, toxic or dangerous or as a pollutant or a contaminant in, or the use, manufacture, generation, storage, treatment, transportation, release or disposal of which is regulated by, any Environmental Law.

1.09          Improvements: The Garage and other improvements to be erected (or erected from time to time) on, above, or below the Air Rights or a portion thereof by Landlord.

1.10          Initial Term: The period commencing on the Commencement Date and ending upon the expiration of fifteen (15) full Lease Years following the Rent Commencement Date (plus the partial month, if any, following the Rent Commencement Date), unless sooner terminated or extended as provided herein.

1.11          Laws: All laws, ordinances, codes, requirements, orders, directives, rules and regulations of the federal, state, county and municipal governments and of all other governmental authorities affecting the Leased Premises or the appurtenances thereto or any part thereof, foreseen or unforeseen, ordinary or extraordinary, including without limitation, Environmental Laws and the Americans with Disabilities Act.

1.12          Leased Premises: The Leased Premises consists of that portion of the Garage consisting of approximately 674 parking spaces, as shown in [green highlighting] on the schematic drawing of each level of the Garage attached hereto described as Exhibit “A.” For the avoidance of doubt, the Leased Premises do not include the portion of the Garage to be utilized as parking for the office tenants. [GARAGE SPACES SHOULD BE CROSSHATCHED INSTEAD OF COLORS]

1.13          Leasehold Estate: The rights granted to Tenant under this Lease.

1.14          Leasehold Mortgage: A mortgage or mortgages or other similar security agreements given to any Leasehold Mortgagee of the leasehold interest of Tenant hereunder, and shall be deemed to include any mortgage or trust indenture under which this Lease shall have been encumbered, and including any and all renewals, modifications, advances, additions, and extensions of or to a Leasehold Mortgage.

1.15          Leasehold Mortgagee: Any unaffiliated third party public or private lending source or institution, federal, state, county or municipal governmental agency or bureau, bank, savings and loan, pension fund, insurance company, real estate investment trust, tax credit syndication entity, or other real estate investment or lending entity, savings bank, whether local, national or international, and/or the holder of any purchase money mortgage given back to a transferor, that is or becomes the holder, mortgagee or beneficiary under any Leasehold Mortgage and the successors or assigns of such holder, mortgagee or beneficiary, and shall be deemed to include, without limitation, the trustee under any such trust indenture and the successors or assigns of such trust; provided that if a Leasehold Mortgagee is other than a federal, state, county or municipal governmental agency or bureau, or a United States-based bank, savings and loan, pension fund, insurance company, or real estate investment trust, then except as may otherwise be prohibited by applicable Laws, a Leasehold Mortgagee shall not be a Disqualified Person, as hereinafter defined.

1.16          Lease Year: Each separate and consecutive period of twelve (12) full calendar months beginning upon the Rent Commencement Date and upon each anniversary of such date thereafter until the expiration of this Lease; provided, however, that if the Rent Commencement Date is not the first day of a month, then the first Lease Year shall commence on the first day of the first month following the Rent Commencement Date.

1.17          Operating Costs: Operating Costs has meaning set forth in Article 3.0.

1.18          Overlandlord: Overlandlord has meaning set forth in the recitals to this Lease.

1.19          Permit: Any permit issued or to be issued by the appropriate agency or person, including but not limited to applicable permits for construction, demolition, installation, foundation, dredging, filling, the alteration or repair or installation of sanitary plumbing, water supply, gas supply, electrical wiring or equipment, elevator or hoist, HVAC, sidewalk, curbs, gutters, drainage structures, paving and the like.

1.20          Permitted Exceptions: The matters affecting title to the Leased Premises which are described on Exhibit “B” hereto, to the extent same are valid, in existence and affect the Leased Premises, but without ratifying or reimposing same, and all zoning ordinances, rules, and regulations.

1.21          Project: Project has meaning set forth in the recitals to this Lease.

1.22          Rail Service: Rail Service has meaning set forth in the recitals to this Lease.

1.23          Real Property Taxes: All general or special, ordinary or extraordinary, or foreseen or unforeseen, taxes and assessments of any kind and nature whatsoever (including, without limitation, all assessments for public improvements, services or benefits, whether or not commenced or completed during the Term), fees, rates and charges, excises, levies, license fees, business taxes, permit fees, inspection fees and other authorization fees, transit development fees, assessments or charges for housing funds, fees for services provided to the Leased Premises by any public utility and other governmental charges whether federal, state, regional, county, municipal, or otherwise and whether they be by taxing districts or authorities presently taxing the Leased Premises or by others, subsequently created or otherwise, which at any time during or in respect of the Term may be levied or assessed against, or be a lien upon, or may be confirmed or imposed on or in respect of against the Leased Premises, or any improvements thereon, excluding, however, any income, franchise, excise, estate and/or inheritance taxes imposed upon Landlord. If there is any change in the system of taxation which is in substitution for, or in addition to, the present system regarding Real Property Taxes, then such tax and/or assessment shall be deemed to constitute “Real Property Taxes” for the purposes of this Lease and for which Tenant is responsible.

1.24          Release: Any spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including the abandonment or discarding of barrels, drums, containers, tanks, or other receptacles containing or previously containing any Hazardous Substance.

1.25          Renewal Term: Renewal Term has the meaning set forth in Article 14.0.

1.26          Rent: The Base Rent, Tenant’s Share (as hereinafter defined) of Operating Costs, and all other charges payable under this Lease by Tenant.

1.27          Rent Commencement Date: The Rent Commencement Date shall be one hundred eighty (180) days after the Commencement Date.

1.28          Reversionary Estate: The rights of Landlord in the Leased Premises after giving effect to the Leasehold Estate. The “Reversionary Estate” includes all of Landlord’s rights pursuant to this Lease.

1.29          Sublease: Any instrument pursuant to which all or any portion of the Leased Premises is subleased by Tenant to a Sublessee.

1.30          Sublessee: The tenant, lessee, or licensee or their successors or assigns under any Sublease.

1.31          Tenant’s Share: Tenant’s Share has meaning set forth in Article 3.0.

1.32          Term: The Initial Term and any exercised Renewal Terms.

ARTICLE 2.0 LEASE

2.01          Lease. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises, for the Term, upon the terms and provisions set forth herein. Landlord shall deliver possession of the Leased Premises to Tenant on the Commencement Date.

2.02          Subordinate to Ground Lease. In relation to the Ground Lease, this Lease is a Sublease, as such term is defined in the Ground Lease. Landlord and Tenant agree that at all times this Lease is and shall be subject and subordinate to all of the terms, covenants, conditions, and provisions of the Ground Lease. If the Ground Lease terminates before the expiration of the Term, Landlord shall not be liable to Tenant for any damages arising out of such termination. Tenant hereby acknowledges that it has received a copy of the Ground Lease and has examined and approved same. If either Landlord or Tenant receives any notice or demand from the Overlandlord under the Ground Lease, the recipient shall promptly deliver a copy thereof to the other party hereto. Landlord and Tenant shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions, or provisions of the Ground Lease (including without limitation that Landlord shall continue to pay all Base Rent and other payments due from Landlord to Overlandlord as provided for in the Ground Lease).

2.03          Permitted Exceptions. This Lease is made subject to the Permitted Exceptions.

2.04          Landlord’s Warranties and Representations. Landlord represents and warrants to Tenant as follows:

(a)          Tenant shall, upon paying the Rent reserved hereunder and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, peaceably and quietly have and hold, the Leased Premises, without hindrance or molestation by any person or persons claiming by, through, or under Landlord, subject, however, to the terms of this Lease (including the Permitted Exceptions).

(b)          Landlord has full right and authority to enter into this Lease and perform Landlord’s obligations under this Lease, and has leasehold title to the Leased Premises.

(c)          Landlord shall at all times comply with all applicable Laws governing the division or parcelization of real property for purposes of lease, sale or financing, so that this Lease shall constitute a lawful conveyance to Tenant of the Leasehold Estate in the Leased Premises.

(d)          This Lease is and shall be binding upon and enforceable against Landlord in accordance with its terms, and the transaction contemplated hereby will not result in a breach of, or constitute a default or permit acceleration and maturity under any indenture, mortgage, deed of trust, loan agreement or other agreement to which Landlord or the Leased Premises are subject or by which Landlord or the Leased Premises are bound.

(e)          Landlord has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Landlord’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Landlord’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Landlord’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Landlord shall indemnify, protect, defend and hold Tenant forever harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and expenses, including but not limited to reasonable attorneys’ fees, costs of defense and expert/consultant fees, and increased costs of construction, asserted against, imposed on, or suffered or incurred by Tenant (or the Leased Premises) directly or indirectly arising out of or in connection with any breach of the foregoing representations and warranties.

2.05          Tenant’s Warranties and Representations. Tenant represents and warrants to Landlord as follows: (a) Tenant has full right and authority to enter into this Lease and perform Tenant’s obligations under this Lease, and (b) this Lease is and shall be binding upon and enforceable against Tenant in accordance with its terms, and the transaction contemplated hereby will not result in a breach of, or constitute a default or permit acceleration and maturity under any indenture, mortgage, deed of trust, loan agreement or other agreement to which Tenant is subject or by which Tenant is bound.

2.06          Construction of Improvements. Landlord at its expense shall diligently pursue and complete the construction of the Improvements (including without limitation the Garage) (subject to Section 13.10). Tenant shall not be required to make any alterations, additions or improvements on or to the Leased Premises in order to prepare the Leased Premises for Tenant’s use and occupancy.

ARTICLE 3.0 RENT

3.01          Base Rent. Tenant agrees to pay annual Base Rent in monthly installments commencing upon the Rent Commencement Date and continuing thereafter in advance on or before the fifth (5th) day each month during the Term of this Lease, together with any and all rental, sales or use taxes levied by any governmental body for the use or occupancy of the Leased Premises and any Rent or other charges payable hereunder, which amount shall be payable to Landlord at the address set forth in this Lease or at such other address as Landlord may from time to time designate by written notice to Tenant. If the Rent Commencement Date should be a date other than the first day of a calendar month, or the Term of this Lease should end prior to the last day of a month, the monthly rental set forth above shall be prorated based upon the number of days in such first or last calendar month. If any payment of Base Rent due from Tenant shall be overdue by more than ten (10) business days after its due date, such overdue payment shall bear interest at a rate equal to the lesser of the highest rate permitted by law or the prime rate of interest published by Citibank, N.A., New York (or its successors) as of the date that the payment was due plus five (5%) percent, such interest to be computed for the entire period for which the amount is overdue and which shall be in addition to and not in lieu of any other remedy available to Landlord.

3.02          Tenant’s Share of Operating Costs and Taxes.

(a)          Commencing on the Rent Commencement Date, Tenant shall pay to Landlord the Tenant’s Share of Operating Costs, as hereinafter defined, plus sales tax. The amount of Operating Costs payable to Landlord may be reasonably estimated by Landlord for such period as Landlord determines from time to time (not to exceed twelve (12) months), and Tenant agrees to pay to Landlord the amounts so estimated in equal installments, in advance, on the first day of each month during such period. Notwithstanding the foregoing, when bills for all or any portion of Operating Costs so estimated are actually received by Landlord, Landlord may bill Tenant for Tenant’s Share thereof, less any amount previously paid by Tenant to Landlord on account of such item(s) by way of estimated Operating Costs payments.

(b)          Within one hundred eighty (180) days after the end of the period for which estimated payments have been made, Landlord shall submit to Tenant a reasonably detailed statement from Landlord setting forth the actual amounts payable by Tenant based on actual costs. If the amount Tenant has paid based on estimates is less than the amount due based on actual costs, Tenant shall pay such deficiency within ten (10) business days after submission of such statement. If the amount paid by Tenant is greater than the amount actually due, the excess may be retained by Landlord to be credited and applied by Landlord to the next due installments of Tenant’s Share of Operating Costs, or as to the final Lease Year, provided Tenant is not in default, Landlord will refund such excess to Tenant. Tenant’s Share of actual Operating Costs for the final estimate period of the Term of this Lease shall be due and payable even though it may not be finally calculated until after the expiration of the Term.

(c)          For purposes of this Lease, Tenant’s Share shall be calculated as set forth in Exhibit “C” attached hereto.

(d)          The term “Operating Costs” shall mean any amounts paid or payable whether by Landlord or by others on behalf of Landlord, arising out of Landlord’s maintenance and repair of the Garage and the common areas of the Project and the Real Property Taxes allocated to the Leased Premises, including, without limitation, (i) the cost of insurance which Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by Landlord under such insurance; (ii) the cost of security, janitorial, landscaping, garbage removal, and trash removal services; (iii) the cost of fuel, water, electricity, telephone, sewer, sprinkler and any other utilities used in the maintenance, operation, or administration of the Leased Premises and common areas; (iv) assessments and expenses charged to Landlord under the DCRE; and (v) a reasonable management fee paid to Landlord or an affiliate or the Garage operator and an allocation of payroll costs. The pass-through of Real Property Taxes may be charged as a separate pass-through item from the other Operating Costs, which Real Property Taxes shall otherwise be billed to Tenant in the same manner as the pass-through of Operating Costs as provided herein.

If Tenant or an affiliate causes the Leased Premises to be centrally assessed for tax purposes by the State of Florida in connection with Tenant’s or its affiliate’s railroad operations, causing Landlord’s tax bill for Real Property Taxes to exclude the Leased Premises, then there shall be no pass-through of Real Property Taxes to Tenant under this Lease, and Tenant shall pay Real Property Taxes in accordance with such central assessment. Notwithstanding, the Landlord may charge Tenant an allocation related to the Shared Facilities under the DCRE.

(e)          For the first Lease Year, Tenant’s Share of Operating Costs (including Real Property Taxes) is estimated (but not guaranteed or capped) to be [$________] per month.

(f)           Personal Property. Tenant shall be responsible for and shall pay before delinquency all municipal, county or state taxes, levies and fees of every kind and nature, including but not limited to general or special assessments, assessed during the Term against any personal property of any kind, owned by or placed in, upon or about the Leased Premises.

(g)          Sales Taxes. Tenant shall pay all applicable sales and use taxes levied or assessed against all Rent payments due under this Lease simultaneously with each such Rent payment including, without limitation, City of Miami parking surcharge.

(h)          Refunds or Rebates. Landlord covenants and agrees that if there shall be any refunds or rebates on account of the Real Property Taxes and any other taxes paid by Tenant under the provisions of this Lease, Tenant is entitled to receive Tenant’s Share of such refund or rebate (less Landlord’s reasonable costs in obtaining the refund or rebate).

(i)           Tax Exemptions. Tenant shall have the right from time to time to seek any tax exemptions and/or abatements in connection with the Leased Premises (which, if instituted, Tenant or its designees shall conduct promptly at its own cost and expense, and free of any expense to Landlord, and, if necessary, in the name of and with the cooperation of Landlord, and Landlord shall execute all documents reasonably necessary to accomplish the foregoing, so long as such documents create no liability or expense to Landlord).

3.03          Utilities. (Intentionally Deleted.)

3.04          Triple Net Rent. (Intentionally Deleted.)

3.05          Rent a Separate Covenant. Except as otherwise expressly provided herein, Tenant shall not for any reason withhold or reduce Tenant’s required payments of Rent, it being expressly understood and agreed by the parties that the payment of Rent is a covenant by Tenant that is independent of the other covenants of the parties hereunder.

3.06          Protest Payments. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord under the provisions of this Lease, Tenant shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to seek the recovery of such sum, and if it should be adjudged that there was no legal obligation on Tenant to pay such sum or any part thereof, Tenant shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease; and if at any time a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions of this Lease, the party against whom the obligation to perform the work is asserted may perform such work and pay the cost thereof “under protest” and the performance of such work shall in no event be regarded as a voluntary performance and there shall survive the right upon the part of said Tenant and/or Landlord to seek the recovery of the cost of such work, and if it shall be adjudged that there was no legal obligation on the part of said Tenant and/or Landlord to perform the same or any part thereof, said Tenant and/or Landlord shall be entitled to recover from the other party the cost of such work or the cost of so much thereof as Tenant or Landlord was not legally required to perform under the provisions of this Lease.

ARTICLE 4.0 OCCUPANCY AND USE

4.01          Use.

(a)          The Leased Premises shall be used solely for parking garage purposes. Tenant shall not commit or permit any waste on the Leased Premises, or permit the Leased Premises to be used in any way which would be extra hazardous on account of fire. Tenant acknowledges that the Ground Lease provides that the Air Rights may not be used for any of the following uses: adult entertainment establishment or adult bookstore (except that a video store or bookstore operating in compliance with applicable Laws and which derives a portion of its income from the sale of adult movies or books is permissible); massage parlor (except that massage services as part of a bona fide health club or spa operating in compliance with applicable Laws is permissible); facility for the sale of paraphernalia for use with illegal drugs; or a facility for off-track betting.

(b)          Nothing contained in this Lease shall be deemed to impose upon Tenant, either directly, indirectly, constructively or implicitly, an obligation to construct improvements upon the Leased Premises, open for business, or remain open and operating for any period or in accordance with any operating schedule, procedure or method. Without limiting the generality of the foregoing, Tenant shall have sole discretion and control over the operating the parking garage operation on the Leased Premises, including without limitation parking rates to be charged by Tenant.

(c)          Landlord shall maintain the Garage for the benefit of the Project. Notwithstanding anything to the contrary contained in this Lease, Landlord may provide parking after business hours on weekdays and all day on Saturdays, Sundays, and holidays for third party users (including without limitation for special events occurring after business hours on weekdays and all day on Saturdays, Sundays, and holidays). Any such use will not interfere with the amount of parking Tenant is entitled to within the Garage pursuant to this Lease. Tenant’s parking shall be accessible 24 hours a day, 7 days a week. Landlord may elect to retain a third party garage manager or garage operator in order to operate the Garage on Landlord’s behalf.

(d)          Tenant shall comply with the requirements of the DCRE, as applicable.

4.02          Compliance with Laws.

(a)          During the Term of this Lease, Tenant shall, at its own cost and expense, promptly observe and comply with all Laws, whether the same are in force at the commencement of the Term of this Lease or may in the future be passed, enacted or directed.

(b)          Without limiting the generality of the foregoing, Tenant covenants that any activity on the Leased Premises shall be conducted in full compliance with all applicable Environmental Laws, and Tenant agrees to indemnify and hold harmless Landlord against any and all claims, costs, expenses, damages, liability, and the like, which Landlord may hereafter be liable for, suffer, incur, or pay arising under any applicable Environmental Laws and resulting from or arising out of any Release or other breach of this subsection, arising out of any act, activity, or violation of any applicable Environmental Laws on the part of Tenant, its agents, employees, or contractors, or Sublessees (but Tenant retains the right to pursue any available remedies as against any third party that may be liable for any such violation of any applicable Environmental Laws). Landlord agrees to indemnify and hold harmless Tenant against any and all claims, costs, expenses, damages, liability, and the like, which Tenant may hereafter be liable for, suffer, incur, or pay arising under any applicable Environmental Laws and resulting from or arising out of any Release or other breach of this subsection arising out of any act, activity, or violation of any applicable Environmental Laws on the part of Landlord, its agents, employees, or contractors (but Landlord retains the right to pursue any available remedies as against any third party that may be liable for any such violation of any applicable Environmental Laws).

(c)          Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of the Tenant or Landlord (if legally required), without cost or expense to Landlord, the validity or application of any Law required to be complied with by Tenant pursuant to Section 4.02(a) above and, if by the terms of any such Law, compliance therewith may legally be delayed pending the prosecution of any such proceeding, Tenant may delay such compliance therewith until the final determination of such proceeding. Landlord (at no cost to Landlord) agrees to execute and deliver any appropriate papers or other instruments which may be reasonably necessary or proper to permit Tenant so to contest the validity or application of any such Law, and to cooperate with Tenant in such contest in all reasonable respects.

4.03          Landlord’s Access. Landlord shall have the right to enter the Leased Premises during Tenant’s normal management office hours and upon reasonable prior written notice to Tenant in order to inspect the Leased Premises to determine whether Tenant is in compliance with this Lease or a default by Tenant exists under this Lease or to show the Leased Premises to potential purchasers, investors or (subject to Section 10.02) lenders, and, during the last year of the Term, to show the Leased Premises to prospective tenants.

ARTICLE 5.0 MAINTENANCE, ALTERATIONS AND SURRENDER OF THE LEASED PREMISES

5.01          Maintenance. Except as otherwise expressly provided herein, Landlord (as part of Operating Costs) shall maintain and keep the Leased Premises in good condition and repair, normal wear and tear, damage by fire and casualty (subject to Article 7.0), condemnation, and damage caused by or which is the responsibility of Tenant excepted.

5.02          Alterations. No alterations (including, without limitation, repairs, replacements, additions, or modifications to the Leased Premises by Tenant), other than minor or cosmetic alterations which are nonstructural, shall be made to the Leased Premises without Landlord’s prior written approval, which, as to non-structural alterations, will not be unreasonable withheld. Any alterations by Tenant shall be performed at the sole cost of Tenant, by contractors reasonably approved by Landlord and insured to Landlord’s reasonable satisfaction, in a good and workmanlike manner, and in accordance with all applicable Law. Tenant shall pay to Landlord or Landlord’s designee a fee for the supervision of any alterations made by or on behalf of Tenant equal to five (5%) percent of all hard costs and soft costs (including, without limitation, all permitting fees) incurred by Tenant in connection therewith. Such fee shall be due and payable within ten (10) days following written demand therefor by Landlord. At Tenant’s sole cost, Landlord promptly shall cooperate with Tenant in all reasonable respects (including the signing of applications or petitions within fifteen (15) days after written request) in obtaining any necessary Permits. Except as expressly provided in Section 6.02, Tenant may not remove any Improvements upon termination of this Lease, unless Landlord consents in writing in its sole and absolute discretion.

ARTICLE 6.0 SURRENDER AND HOLDOVER

6.01          Surrender of Leased Premises. On the expiration date or sooner termination of the Term of this Lease, Tenant shall quit and surrender the Leased Premises, and the Improvements then constructed thereon, normal wear and tear, damage by fire and casualty (subject to Article 7.0), condemnation, and damage caused by or which is the responsibility of Landlord excepted, and free of all liens and encumbrances not caused by or through Landlord.

6.02          Removal of Personal Property. Tenant shall be entitled, from time to time, to remove all or any portion of the business equipment from time to time placed by Tenant at or about the Leased Premises (“Tenant’s Personal Property”); provided however, that if the removal thereof will damage the Improvements or necessitate changes in or repairs to the Improvements, Tenant shall repair or restore (or cause to be repaired or restored) the Improvements to a condition substantially similar to its condition immediately preceding the removal of all or part of Tenant’s Personal Property, or, if the parties agree that Landlord will undertake the repair or restoration, pay or cause to be paid to Landlord the reasonable cost of repairing any damage arising from such removal. Any Tenant’s Personal Property which shall remain in the Leased Premises after the termination or expiration of this Lease which is not removed by Tenant within thirty (30) days after written notice from Landlord, may, at the option of Landlord, be deemed to have been abandoned by Tenant and, unless any interest therein is claimed by a Leasehold Mortgagee and removed within such thirty (30) day period, said Tenant’s Personal Property shall be deemed to have been abandoned by Tenant and shall become the property of Landlord.

6.03          Holdover. If Tenant remains in possession of the Leased Premises, or any part thereof, after any termination or expiration of the Term of this Lease, such holding over shall extend this Lease on a month to month basis upon the same terms and provisions as are contained in this Lease, except that (a) Base Rent during the holdover period shall be equal to 125% of the Base Rent payable for the month in which the termination or expiration occurs, and (b) either party shall be entitled to terminate such extension upon thirty (30) days’ notice to the other party (regardless of whether the termination would be effective as of the end of a monthly period).

ARTICLE 7.0 CASUALTY AND INSURANCE

7.01          Casualty.

(a)          If the Leased Premises are partially or totally destroyed due to fire or other casualty, Landlord shall diligently repair the Improvements, and Rent shall abate proportionately to the portion of the Leased Premises, if any, rendered untenantable from the date of the casualty until Landlord’s repairs have been substantially completed. Tenant agrees that during any period of reconstruction or repair of the Leased Premises, it will continue the operation of the Leased Premises to the extent reasonably practicable.

(b)          Notwithstanding anything to the contrary contained herein, if the casualty damage to the Leased Premises is such that in the reasonable opinion of a reputable general contractor retained by Landlord (which Landlord shall provide to Tenant within forty-five (45) days after the date of the damage or destruction), such reconstruction or repair cannot be completed within two hundred seventy (270) days after the date of the damage or destruction (the “Repair Period”), Landlord or Tenant may, at its option, terminate this Lease on notice to the other party within thirty (30) days after Landlord delivers to Tenant such general contractor’s opinion, and Tenant shall deliver vacant possession of the Leased Premises in accordance with the terms of this Lease.

(c)          In addition, if this Lease is not terminated pursuant to the termination rights set forth above, and Landlord’s reconstruction or repair of the Premises is not completed within the Repair Period, then Tenant shall have the right to terminate this Lease by written notice to Landlord delivered within thirty (30) days after the expiration of the Repair Period.

7.02          Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights or recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage to property that may occur to the Leased Premises, the Improvements, or personal property within the Improvements, by reason of fire or the elements, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees. Because this Section will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person, each party to this Lease agrees immediately to give to each insurance company which has issued to it policies of property insurance, written notice of the terms of the mutual waivers contained in this Section, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this Section.

7.03          Hold Harmless.

(a)          Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, and subject to Section 7.02, Tenant will indemnify and save harmless Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against Landlord or which involve Landlord directly or indirectly during the Term for: (i) any work or thing done in, on or about the Leased Premises; (ii) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Leased Premises; (iii) any negligence on the part of Tenant or any of its agents, contractors, servants, employees, licensees, invitees, tenants or occupants; (iv) any injury or death to any person or damage to or loss of property occurring in, on or about the Leased Premises; and (v) any failure on the part of Tenant to perform or comply with any provisions of this Lease (subject to applicable notice and cure periods). If any action or proceeding is brought against Landlord by reason of any claim described in this subparagraph (a), Tenant, upon notice from Landlord, will either defend such action or proceeding with counsel approved by Landlord, such approval not to be unreasonably withheld or delayed, or satisfy the claim. If Landlord, without fault on its part, shall be made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, defend and hold harmless Landlord there from and shall pay Landlord all costs and expenses, including reasonable attorneys’ fees, which Landlord may sustain by reason thereof.

(b)          Except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors, and subject to Section 7.02, Landlord hereby indemnifies and holds Tenant harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against Tenant or which involve Tenant directly or indirectly arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors in or about the Leased Premises. If any action or proceeding is brought against Tenant by reason of any claim described in this subparagraph (b), Landlord, upon notice from Tenant, will either defend such action or proceeding with counsel approved by Tenant, such approval not to be unreasonably withheld or delayed, or satisfy the claim. If Tenant, without fault on its part, shall be made a party to any litigation commenced by or against Landlord, then Landlord shall indemnify, defend and hold harmless Tenant therefrom and shall pay Tenant all costs and expenses, including reasonable attorneys’ fees, which Tenant may sustain by reason thereof.

(c)          The provisions of this Section shall survive the termination of this Lease.

7.04          Insurance.

(a)          Tenant shall provide, at its expense, and keep in force during the Term of this Lease, general liability insurance (currently referred to as commercial general liability) in a good and solvent insurance company or companies licensed to do business in the State in which the Leased Premises is located, selected by Tenant, in the amount of at least five million dollars ($5,000,000) combined single limit for bodily injury and for property damage per occurrence with respect to the Leased Premises (which amount may be satisfied through liability umbrella coverage). Such policy or policies shall include Landlord (and Landlord’s Lender, as defined in Section 10.02) as an additional insured. At the commencement of each Renewal Term, the limits of such liability insurance shall be adjusted based on such then-industry standard liability insurance coverage limits as would be carried by a prudent owner of a comparable real estate project of similar size, age, and location.

(b)          During the Term of this Lease, Landlord (as part of Operating Costs) shall maintain:

(i)          commercial general liability insurance naming Tenant as an additional insured in amounts no less than that required of Tenant pursuant to subsection (a).

(ii)         standard all risk (currently referred to as “special form”) property insurance (or such other type of property insurance as may be generally obtained from time to time by prudent owners of comparable properties in the vicinity of the Leased Premises), for the Improvements erected or caused to be erected, at any time, by Landlord on the Air Rights in a minimum amount as required by Landlord’s Lender (or if none, then in such replacement amount as would be obtained from time to time by prudent owners of comparable properties in the vicinity of the Leased Premises). All proceeds payable at any time and from time to time by any insurance company under such policies shall be payable to Landlord’s Lender to be used and applied as provided in the loan document evidencing and securing the Landlord’s Financing (as defined in Section 10.02). In the event that, at such time, there is no Landlord’s Financing in existence, such proceeds shall be payable to the Leasehold Mortgagee, as the Leasehold Mortgage or other loan documents pertaining to the Leasehold Mortgage (“Loan Documents”) may provide, or, if none, to Landlord (subject to Section 7.01). If any such proceeds are paid to such Leasehold Mortgagee, Landlord shall be entitled to receive the full amount thereof in accordance with the terms of such Leasehold Mortgage or Loan Documents, and Tenant shall not be entitled to, and shall have no interest in, such proceeds or any part thereof. Any proceeds paid directly to Landlord shall be retained by Landlord and Tenant shall not be entitled to, and shall have no interest in, such proceeds or any part thereof (except as otherwise expressly provided in Section 7.01(a)). Tenant shall, at Landlord’s cost and expense, cooperate with Landlord in all reasonable respects in order to obtain the largest possible recovery and execute any and all consents and other instruments and take all other actions reasonably necessary or desirable in order to effectuate the same and to cause such proceeds to be paid as hereinbefore provided, and Tenant shall not carry any insurance concurrent in coverage and contributing in the event of loss with any insurance required to be furnished by Landlord hereunder if the effect of such separate insurance would be to reduce the protection or the payment to be made under Landlord’s insurance. Except for property insurance proceeds relating to alterations made by Tenant at its expense, Tenant agrees to pay any property insurance proceeds received by Tenant in connection with any damage to the Leased Premises to Landlord immediately upon receipt thereof by Tenant and agrees that Tenant shall have no interest therein, except as otherwise expressly set forth in this Lease.

(c)          Any insurance required to be provided pursuant to this Lease may be provided by blanket insurance covering the Leased Premises and other locations of the insuring party and affiliates, provided such blanket insurance complies with all of the other requirements of this Lease with respect to the insurance involved (and such blanket insurance is acceptable to any Landlord’s Lender and any Leasehold Mortgagee).

(d)          At all times during which construction is being performed in connection with the Leased Premises, the party contracting for the construction shall maintain builder’s risk insurance with limits of coverage not less than those specified in subsection 7.04(b) above.

(e)          Each party shall provide Certificates of Insurance evidencing that it has procured the insurance required to be maintained hereunder. The Certificates will provide that the insurer will endeavor to give the other party at least thirty (30) days’ notice prior to cancellation or reduction in coverage of such policies or any one of them (although each party will request that its insurers agree to delete the words “endeavor to” from such Certificates).

ARTICLE 8.0 CONDEMNATION

8.01          Condemnation. If the whole of the Leased Premises, or such portion thereof as will make the Leased Premises unusable for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to any public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the Rent shall be paid up to the Taking Date with a proportionate refund by Landlord of any Rent paid for a period subsequent to the Taking Date. If less than the whole of the Leased Premises, or less than such portion thereof as will make the Leased Premises unusable for the purposes leased hereunder, shall be taken, the Term shall cease only as to the part so taken as of the Taking Date, and Tenant shall pay Rent up to the Taking Date, with appropriate credit by Landlord (toward the next installment of Rent due from Tenant) of any Rent paid for a period subsequent to the Taking Date. Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of parking spaces in the Garage taken.

8.02          Award. All compensation awarded or paid upon a total or partial taking of the Leased Premises including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant or any Leasehold Mortgagee; neither Tenant nor any Leasehold Mortgagee shall have any claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of moving and other relocation expenses.

8.03          Repairs. Upon receipt of the condemnation award, Landlord shall restore the remainder of the Leased Premises to an architectural whole and as near as reasonably possible to the condition existing prior to the Taking Date.

ARTICLE 9.0 TRANSFERS

9.01          Landlord Transfers. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations in this Lease and in the Leased Premises. Provided that the transferee assumes in writing each of Landlord’s obligations arising under this Lease following the date of such sale, transfer or assignment, any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after (but not before) the date of such sale, assignment or transfer.

9.02          Tenant Transfers. Tenant shall have the right to sell, transfer, assign, and/or Sublease, in whole or in part, its rights and obligations in this Lease. Tenant’s right to sell, transfer, assign and/or Sublease shall be a continuing right and shall not be exhausted by a single exercise. In connection with any such sale, transfer, assignment or Sublease, the following shall apply:

(a)          Sublease. Tenant shall not be released of any obligations under this Lease in the event of a Sublease. In the event of a termination of this Lease because of any Tenant Default (as hereinafter defined), Landlord will not terminate any Sublease of the Leased Premises, or disturb the possession or leasehold rights of the Sublessee thereunder, unless such Sublessee is in default under the provisions of the Sublease beyond applicable notice and cure periods (if any). Landlord further agrees, subject to the provisions of the preceding sentence, to continue any such Sublease in full force and effect and, if requested by such Sublessee, to enter into a direct lease between Landlord and such Sublessee. Upon request, Landlord shall enter into a non-disturbance agreement with such Sublessee whereby the Landlord will agree to not disturb such Lessee during the term of such Sublease in the event of a termination of this Lease or the exercise of its rights and remedies under the Lease.

(b)          Sale, Transfer or Assignment. Provided Tenant complies with Section 9.03, and provided that the transferee assumes in writing each of Tenant’s obligations arising under this Lease following the date of such sale, transfer or assignment, any sale, transfer or assignment shall operate to release Tenant from any and all liabilities under this Lease arising after (but not before) the date of such sale, assignment or transfer.

9.03          No Transfer to a Disqualified Person. Notwithstanding the provisions of Section 9.02, Tenant may not transfer this Lease to a Disqualified Person. For purposes hereof, a “Disqualified Person” means any person or entity (or affiliate thereof, or an entity controlled by a person or entity) that:

(a)          has been convicted of or has pleaded guilty in a criminal proceeding for a felony or that is an on-going target of a grand jury investigation convened pursuant to applicable Laws concerning organized crime; or

(b)          is organized in or controlled from a country, the effects of the activities with respect to which are regulated or controlled pursuant to the following United States laws and the regulations or executive orders promulgated thereunder: (i) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (ii) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; (iii) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. § 2405(j), as amended; or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, commonly known as the USA Patriot Act, Pub. L. No. 107-56 (2001) (codified as amended in various sections of 12, 15, 18, and 31 U.S.C.); or

(c)          has owned at any time in the preceding three (3) years any property which, while in the ownership of such person or entity, was acquired by any political subdivision of the State of Florida or any city in the State of Florida by tax deed foreclosure or other proceeding relating to the failure of taxes to be paid, other than a property in which the applicable taxing authority has released (or is in the process of releasing) its interest to such person or entity.

ARTICLE 10.0 LIENS

10.01        Mechanics Liens.

(a)          In the event of the filing of any construction lien against the Leased Premises as a result of any work performed by or on behalf of Tenant or a Sublessee, Tenant shall cause same to be contested, bonded or discharged within thirty (30) days after Tenant’s receipt of written notice thereof. If Tenant shall fail to timely contest, bond around or discharge the same, Landlord shall have the option, but not the obligation, to pay the same and any amount so paid shall be payable by Tenant to Landlord on demand.

(b)          Notwithstanding any provision of this Lease to the contrary, Tenant shall not, under any circumstances, have the power to subject the interest of Landlord in the Leased Premises to any construction liens or liens of any other kind, nor shall any provision contained in this Lease ever be construed as empowering Tenant to encumber or cause Landlord to encumber the title or interest of Landlord in the Leased Premises. All parties with whom Tenant may deal are hereby put on notice that Tenant has no power to subject Landlord’s interest in the Leased Premises to any claim or lien of any kind or character and any persons dealing with Tenant must look solely to the credit of Tenant for payment and not to Landlord’s interest in the Leased Premises or otherwise. The Memorandum of Lease described in Section 13.04 shall include this Section 10.01(b).

(c)          In the event of the filing of any construction lien against the Leased Premises as a result of any work performed by or on behalf of Landlord, Landlord shall cause same to be bonded or discharged within thirty (30) days after Landlord’s receipt of written notice thereof. If Landlord shall fail to timely bond around or discharge the same, Tenant shall have the option, but not the obligation, to pay the same and any amount so paid shall be payable by Landlord to Tenant on demand. If Landlord does not pay such sums to Tenant within thirty (30) days following receipt of Tenant’s demand therefor, Tenant shall be entitled to offset such sums against the Rent next becoming due under this Lease.

10.02        Mortgages against Reversionary Estate.

(a)          Subject to the terms and conditions hereof, Landlord may obtain mortgage financing (such financing and any refinancing thereof or new financing and any renewal or extension thereof being referred to as “Landlord’s Financing”) from a bona fide lender (“Landlord’s Lender”); provided, however, that (i) Landlord’s Lender shall not be a Disqualified Person, and (ii) Landlord’s Lender shall execute a subordination, non-disturbance and attornment agreement (“SNDA”) in favor of Tenant in form and content reasonably acceptable to Tenant and Landlord’s Lender. Tenant agrees that an acceptable form of SNDA is attached hereto as Exhibit “D.” Such form is not intended to be the only form that would be acceptable to Tenant and/or deemed to be reasonable.

(b)          The provisions of this Section 10.02 will be included in the Memorandum of Lease described in Section 13.04.

10.03        Mortgages against Leasehold Estate.

(a)          Tenant may, without the consent of Landlord, execute, deliver and cause or permit to be recorded against the Leasehold Estate, one or more Leasehold Mortgages. Tenant or any Leasehold Mortgagee shall notify Landlord, in the manner hereinafter provided for the giving of notice, of the execution of such Leasehold Mortgage and the name and place for service of notice upon such Leasehold Mortgagee. The terms of Exhibit “E”hereto shall be applicable with respect to any Leasehold Mortgage. Upon such notification to Landlord that Tenant has entered, or is about to enter, into a Leasehold Mortgage, Landlord hereby agrees for the benefit of such Leasehold Mortgagee, and within twenty (20) days after written request by Tenant, to execute and deliver to Tenant and Leasehold Mortgagee the Recognition, Attornment and Assent to Leasehold Mortgage (“Recognition Agreement”) containing terms substantially identical to the terms set forth in Exhibit “E” hereto. Landlord further agrees that it will comply with all of the covenants and obligations contained in Exhibit “E”and any such Recognition Agreement.

(b)          If a Leasehold Mortgagee does not cure a Tenant Default (as hereinafter defined), and this Lease is terminated as provided in Exhibit “E”, such Leasehold Mortgagee shall be entitled to obtain a new Lease from Landlord on the same terms and conditions as this Lease, as provided in Exhibit “E”; and further, any and all improvements owned by Tenant prior to such termination (if any) shall automatically pass to, vest in and belong to such Leasehold Mortgagee, and shall not become the property of Landlord unless and until the final expiration or sooner termination of this Lease not followed by a new Lease as provided in Exhibit “E” hereto.

(c)          Notwithstanding anything to the contrary herein provided, if Tenant or any successor in interest of Tenant shall be a Leasehold Mortgagee, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of such Leasehold Mortgagee with respect to any of the terms, covenants and conditions of this Lease, and Landlord shall look solely to the Leasehold Estate for the satisfaction of each and every remedy of Landlord in the event of any breach by such Leasehold Mortgagee as Tenant of any of the terms, covenants and conditions of this Lease to be performed by Tenant, such exculpation of personal liability to be absolute and without any exception whatsoever (subject as aforesaid).

(d)          If a Leasehold Mortgagee requests reasonable modifications or clarifications to the Lease which do not adversely affect Landlord’s rights or obligations under this Lease in any material respect, then Landlord will cooperate with Tenant in order to execute reasonable documentation in connection therewith.

(e)          Any Leasehold Mortgage shall encumber solely the Leasehold Estate and shall not encumber or be consolidated with any other lands owned or leased by Tenant (unless the Leasehold Mortgage contains a fixed release price applicable solely to the Leased Premises, which release price is based on the value of the Leased Premises as if the Leasehold Mortgage encumbered solely the Leasehold Estate).

10.04        Landlord’s Lien. Landlord hereby waives and releases any statutory, constitutional and/or contractual lien for rents against the assets or property of Tenant (other than judgment liens). Although such waiver and release is hereby deemed to be automatic and self-executing, Landlord agrees to execute and deliver to Tenant within fifteen (15) business days following request therefor such waivers and confirmations as Tenant may request to evidence the foregoing waiver and release, in form and content reasonably acceptable to Landlord.

ARTICLE 11.0 DEFAULT AND REMEDIES

11.01        Default by Tenant.

(a)          The following shall be deemed to be events of default by Tenant under this Lease (each, a “Tenant Default”): (i) Tenant shall fail to pay when due any installment of Rent or any other payment required pursuant to this Lease within twenty (20) days after Tenant’s receipt of written notice of nonpayment thereof (a “Monetary Default”); or (ii) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of Rent, and the failure is not cured within thirty (30) days after Tenant’s receipt of written notice thereof, or such longer period as may be reasonable under the circumstances so long as Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion (a “Non-Monetary Default”); or (iii) Tenant shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors and same is not dismissed within ninety (90) days thereafter; or (iv) this Lease or the Tenant’s Leasehold Estate is transferred in violation of the requirements of this Lease. Any permitted assignee or lender (including a Leasehold Mortgagee) may cure any Tenant Default hereunder.

(b)          If Landlord shall claim that Tenant Default exists, Landlord shall have the right, subject to the provisions of Exhibit “E” and any Recognition Agreement executed pursuant to the provisions of this Lease, to institute from time to time an action or actions (i) to recover damages (exclusive of consequential, punitive, or special damages), (ii) for injunctive and/or other equitable relief, or (iii) only in the event of Monetary Default, or a Non-Monetary Default which has resulted or is reasonably likely to result in irreparable and material damage to the Leased Premises, to recover possession of the Leased Premises and terminate this Lease. Notwithstanding the foregoing, Landlord agrees that Tenant shall have thirty (30) days after commencement by Landlord of any proceedings to file an appropriate pleading in the action initiated by Landlord to contest the claim of Tenant Default or to cure such Tenant Default; no action shall be taken by Landlord during such thirty (30) day period to regain possession of the Leased Premises from Tenant or to terminate this Lease. If the Tenant Default is not cured, Landlord’s rights and Tenant’s obligations shall be resolved by the final determination made by the court in which Landlord’s proceedings were initiated. For purposes hereof, a “final determination” shall occur when the judgment or order entered can be enforced by execution, issuance of a writ of restitution, judicial sale or specific enforcement and no such judgment or order shall be considered final for purposes hereof during the pendency of a stay of execution in connection with an appeal. Notwithstanding anything herein to the contrary, if there is a Monetary Default which arises out of a dispute as to an amount owed or the amount of an offset, this Lease shall not terminate if Tenant pays to Landlord the amount the court determines to be owed within the period of time permitted by law, or ten (10) days after such determination if no such grace period is permitted.

(c)          Tenant shall have no personal, corporate or entity liability under this Lease, and in the event of a Tenant Default, (i) the recourse of Landlord against Tenant with respect to any Tenant Default shall extend only to Tenant’s Leasehold Estate, and not to any other assets of Tenant or any of its directors, officers, shareholders, employees, agents, constituent partners, members, beneficiaries, trustees or representatives; and (ii) except to the extent of Tenant’s interest in the Leasehold Estate (and the proceeds therefrom), no personal liability or personal responsibility shall be asserted or enforceable against Tenant or any of its directors, officers, shareholders, employees, agents, constituent partners, members, beneficiaries, trustees or representatives. The foregoing paragraph shall not be applicable to (A) Tenant’s liability under Section 4.02(b) of this Lease, (B) misappropriation of insurance or condemnation proceeds in contravention of this Lease, (C) conversion of Sublease rentals and other income from the operation of the Leased Premises following a court order to deliver such amounts to Landlord, (D) willful failure to maintain the insurance coverages required of Tenant hereunder, and (E) a sale, transfer, or assignment of this Lease and/or the Leased Premises in contravention of Article 9.0 hereof.

11.02        Default by Landlord. If Landlord fails to comply with any obligation of Landlord contained in the Lease and such failure continues uncured for a period of thirty (30) days following written notice thereof from Tenant to Landlord, or such longer period as may be reasonable under the circumstances so long as Landlord commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion (a “Landlord Default”), then Tenant shall have the right to pursue any and all remedies permitted at law (exclusive of consequential, punitive, or special damages) or in equity, including, without limitation, specific performance of Landlord’s obligations under this Lease; provided, however, that unless the default by Landlord renders the Leased Premises unusable for the purposes leased hereunder, Tenant may not seek to terminate this Lease. Notwithstanding anything to the contrary in this Lease, Landlord shall not have any personal liability for any of its obligations as landlord under this Lease except to the extent of its interest in the Project (which interest includes, without limitation, the proceeds of insurance and condemnation). Tenant will not institute, seek or enforce any personal or deficiency judgment against Landlord or any of Landlord’s officers, directors, shareholders or partners or their property, except the Project, which shall be available to satisfy any such judgment. If Tenant receives a final, nonappealable judgment for damages against Landlord as a result of an uncured default by Landlord under this Lease, which is not satisfied within thirty (30) days after it becomes final and nonappealable, then Tenant will have the right to deduct the unpaid amount of such judgment (plus interest) against the Base Rent and Tenant’s Share of Operating Costs to become due under this Lease until fully credited.

11.03        Rights to Cure. Each party shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of the other party to perform any of the provisions of this Lease, if such failure or neglect is not cured within the notice and cure period set forth herein. In the event of the exercise of any such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, as an additional charge. In the event of the exercise of such right by Tenant, Landlord agrees to pay to Tenant forthwith upon demand all such sums.

11.04        Waiver. Failure of Landlord or Tenant to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but the nondefaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in this Article 11.0 above shall not preclude the simultaneous or later pursuit of any one or more of the other remedies provided above or elsewhere in this Lease or provided by law or in equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any Rent or damages accruing to the nondefaulting party by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by the nondefaulting party to enforce one or more of the remedies provided upon an event of default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease.

11.05        Cumulative Remedies. Each right and remedy of Landlord or Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of the rights or remedies provided for in this Lease . shall not preclude Landlord or Tenant from exercising any other right or remedies provided for in this Lease.

11.06        Attorney’s Fees. If at any time during the term of this Lease either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the nonprevailing party in such action or proceeding agrees to reimburse the prevailing party for the reasonable expenses for attorneys’ fees, paralegal fees and disbursements incurred therein by the prevailing party. Such reimbursement shall include all legal expenses incurred prior to trial, at trial and at all levels of appeal and post judgment proceedings and in any bankruptcy proceedings.

11.07        Bankruptcy. Should Tenant become a debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, any trustee or Tenant, as debtor and as debtor-in-possession, may not elect to assume this Lease unless, at the time of such assumption, the trustee or Tenant has cured or provided Landlord “Adequate Assurance” of the curing of all defaults. “Adequate Assurance” shall mean that the trustee or Tenant has and will continue to have sufficient assets (including assets based on rents from Sublessees) after the payment of all secured obligations and administrative expenses to fulfill the obligations of Tenant under this Lease.

ARTICLE 12.0 COMMISSIONS

12.01        Real Estate Brokerage. Each of Tenant and Landlord represents to the other that it has not engaged any real estate broker in connection with this transaction, and Tenant and Landlord shall be responsible for the payment of any commissions becoming due to any real estate broker, finder or agent engaged by or claiming by, through or under such party as applicable in connection with this transaction, and hereby agrees to indemnify and hold the other harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting from the failure of such party to pay any such commission in accordance with the provisions of this sentence.

ARTICLE 13.0 MISCELLANEOUS

13.01        Notice. Any payment, notice or document required or permitted to be delivered by the terms of this Lease shall be delivered in person by hand delivery or overnight delivery service, or sent by certified mail, return receipt requested, addressed as follows:

If to Landlord:	DTS 3MC Parking LLC 2855 LeJeune Road, 4th Floor Coral Gables, Florida 33134 Attention: Michael Reininger E-mail: Mike@gobrightline.com

If to Tenant:	All Aboard Florida - Operations LLC 2855 LeJeune Road, 4th Floor Coral Gables, Florida 33134 Attention: Myles Tobin E-mail: Myles.Tobin@allaboardflorida.com or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof upon receipt at such address if delivered in person or by overnight delivery, or if mailed, upon deposit of both the original and any required copies in a post office or official depository of the United States Postal Service. E-mail addresses are for reference only and any required notices must be delivered by one of the other specified methods of delivery in order to be effective.

13.02        Certificates. Either party shall, without charge, at any time and from time to time hereafter, within fifteen (15) business days after written request of the other, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended (and, if it shall have been supplemented or amended, specifying the manner in which it has been supplemented or amended); (b) as to whether this Lease is in full force and effect (and, if it is alleged that this Lease is not in full force and effect, specifying the reasons therefor); (c) as to the date to which Rent has been paid; (d) as to whether any condition exists which constitutes a default hereunder or which, but for the passage of time or the giving of notice or both, would result in a default by Landlord or Tenant hereunder (and, if such condition exists, specifying the nature thereof with particularity); (e) as to whether there exist any offsets, counterclaims or defenses thereto on the part of the other party; (f) as to the commencement and expiration dates of the Term of this Lease; and (g) as to such other factual matters with respect to this Lease as reasonably may be requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party executing same.

13.03        Relationship of Parties. This Lease does not create the relationship of principal and agent or of mortgagee and mortgagor or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of lessor and lessee.

13.04        Memorandum of Lease. Neither party shall record this Lease in any public records. Simultaneously with the execution hereof, Landlord and Tenant shall execute and deliver to the other duplicate originals of a Memorandum of Lease in the form set forth on Exhibit “F” hereto, which will be recorded in the real property records of the county in which the Leased Premises is located.

13.05        Consents. Whenever in this Lease the consent or approval of Landlord is required, such consent or approval shall be made by a properly authorized designee on behalf of Landlord, shall not be unreasonably or arbitrarily withheld, conditioned, or delayed (unless a specific provision expressly permits Landlord to grant or withhold its consent or approval in Landlord’s sole and/or absolute discretion), and shall not require a fee from Tenant. Except where a different period of time is expressly set forth in this Lease, if Landlord fails to respond to Tenant’s request for consent by written notice delivered to Tenant within ten (10) business days after Landlord’s receipt thereof, and Landlord then fails to respond within five (5) days after a reminder notice is sent to Landlord by Tenant, then, so long as each of the notices refer to the deemed-approval in this Section for failure to timely respond, Landlord shall be deemed to have approved the request as submitted by Tenant. Whenever in this Lease the consent or approval of Tenant is required, such consent or approval shall be made by a properly authorized designee on behalf of Tenant, shall not be unreasonably or arbitrarily withheld, conditioned, or delayed (unless a specific provision expressly permits Tenant to grant or withhold its consent or approval in Tenant’s sole and/or absolute discretion), and shall not require a fee from Landlord. Except where a different period of time is expressly set forth in this Lease, if Tenant fails to respond to Landlord’s request for consent by written notice delivered to Landlord within ten (10) business days after Tenant’s receipt thereof, and Tenant then fails to respond within five (5) days after a reminder notice is sent to Tenant by Landlord, then, so long as each of the notices refer to the deemed-approval in this Section for failure to timely respond, Tenant shall be deemed to have approved the request as submitted by Landlord.

13.06        Governing Law; Venue. This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Florida. The exclusive venue with respect to any action or proceeding arising hereunder shall be in the County in which the Leased Premises is located, and each party waives, to the fullest extent permitted by law, any objection that it may have to the venue of any such action or proceeding being in any federal court or state court in the County in which the Leased Premises is located.

13.07        Entire Agreement. This Lease contains the entire agreement between the parties hereto and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto. No oral statement or prior written matter shall have any force or effect.

13.08        Time of the Essence. Time is of the essence with respect to each party’s performance of its obligations under this Lease.

13.09        Holidays. Whenever the day on which a payment due under the terms of this Lease, or the last day on which a response is due to a notice, or the last day of a cure period, falls on a day which is a legal holiday in the County in which the Leased Premises is located, or on a Saturday or Sunday, such due date or cure period expiration date shall be postponed to the next following business day. Any mention in this Lease of a period of days for performance shall mean calendar days except when a period of days is expressly set forth as business days.

13.10        Act of God or Force Majeure. If Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war, terrorism, or other reason beyond their control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. This Section 13.10 shall not be applicable to any payments of money due from either party (including without limitation Tenant’s Rent payments).

13.11        Interpretation. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. This Lease may be executed by facsimile or e-mail signature which shall, for all purposes, serve as an original executed counterpart of this Lease upon delivery of an executed copy hereof by facsimile or e-mail. The terms “Landlord” and “Tenant” whenever used herein shall mean only the owner at the time of Landlord’s or Tenant’s interest herein, and upon any sale or assignment of the interest of either Landlord or Tenant permitted under the provisions hereof, their respective successors in interest and/or assigns shall, during the term of their ownership of their respective estates herein, be deemed to be Landlord or Tenant, as the case may be. The parties hereby acknowledge and agree that each was properly represented by counsel and this Lease was negotiated and drafted at arm’s length so that the judicial rule of construction to the effect that a legal document shall be construed against the drafter shall be inapplicable to this Lease which has been drafted by counsel for both Landlord and Tenant.

13.12        Radon. Florida law requires the following notice to be provided with respect to the contract for sale and purchase of any building, or a rental agreement for any building: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

13.13        Severability. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.14        Successors. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns (subject to the provisions of Articles 9.0 and 10.0).

13.15        Survival. Any obligation of Landlord or Tenant which contemplates or requires performance after expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

13.16        TRIAL BY JURY. LANDLORD AND TENANT EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS LEASE.

13.17        Exhibits and Addenda. The following exhibits and/or addenda are attached to and form a part of this Lease:

Exhibit “A”	Floor Plans of Leased Premises
Exhibit “B”	Permitted Exceptions
Exhibit “C”	Calculation of Tenant’s Share
Exhibit “D”	Subordination, Non-Disturbance and Attornment Agreement
Exhibit “E”	Leasehold Mortgage Provisions
Exhibit “F”	Memorandum of Lease

ARTICLE 14.0 RENEWAL OPTIONS

14.01        Renewal Options.

(a)          Landlord hereby grants Tenant the option to renew (the “Renewal Option”) the Initial Term (not to include, for purposes of this Section, the Renewal Terms, as hereinafter defined) for four (4) additional terms of sixty (60) months each (each, a “Renewal Term” and collectively, the “Renewal Terms”), commencing as of the date immediately following the expiration of the then-current Term, such option to be subject to the covenants and conditions set forth in this Section.

(b)          Tenant shall give Landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise its Renewal Option not later than twelve (12) months prior to the expiration of the then-current Term; provided that Tenant’s failure to give the Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Option null and void and of no further force or effect.

(c)          Tenant shall not be permitted to exercise the Renewal Option at any time during which Tenant is in default under this Lease, subject to applicable notice and grace periods. If Tenant fails to cure any default under this Lease prior to the commencement of the upcoming Renewal Term, subject to applicable notice and grace periods, the Renewal Terms shall be immediately cancelled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the then-current Term of this Lease.

(d)          Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of each Renewal Term, subject to any other repair and maintenance obligations of Landlord under this Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Leased Premises or any portion of the Project as a result of Tenant’s renewal of this Lease.

(e)          The covenants and conditions of this Lease in force during the Initial Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Terms, except as follows:

(i)          The “Commencement Date” and “Rent Commencement Date” for the purpose of this Lease shall be the first day of the applicable Renewal Term.

(ii)          The Base Rent for the first year of each Renewal Term shall be an amount equal to the Base Rent for the immediately prior year, plus ten (10%) percent, which Base Rent shall then remain fixed for the remainder of the applicable Renewal Term.

(iii)          Following expiration of the fourth Renewal Term, Tenant shall have no further right to renew or extend this Lease.

[signatures on next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

Signed, sealed and delivered in the presence of:		LANDLORD:

DTS 3MC PARKING LLC, a Delaware limited liability company

/s/ Nathalie Legagneur		By:	/s/ Kolleen Cobb
Print Name:	Nathalie Legagneur	Name:	Kolleen Cobb
		Title:	Vice President
/s/ Jessica Perez
Print Name:	Jessica Perez	Date:	________________________, 20__

TENANT:

ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company

/s/ Nathalie Legagneur		By:	/s/ Kolleen Cobb
Print Name:	Nathalie Legagneur	Name:	Kolleen Cobb
		Title:	Vice President
/s/ Jessica Perez
Print Name:	Jessica Perez	Date:	________________________, 20__

CONSENT OF OVERLANDLORD AND RECOGNITION OF TENANT

3MC PARKING LLC, a Delaware limited liability company (“Overlandlord”), being the Overlandlord described in the foregoing Garage Lease (“Garage Lease”), does hereby consent to the foregoing Garage Lease and does hereby agree as follows: Overlandlord shall not, in the exercise of any of the rights arising or which may arise out of the Ground Lease or of any instrument modifying or amending the same or entered into in substitution or replacement thereof (whether as a result of default by Landlord or otherwise), disturb or deprive Tenant in or of its possession or its rights to possession of the Leased Premises or of any right or privilege granted to or inuring to the benefit of Tenant under the Garage Lease, provided that Tenant is not in default under the Garage Lease beyond the expiration of any applicable notice and cure period. In the event of the termination of the Ground Lease by reentry, notice, conditional limitation, surrender, summary proceeding or other action or proceeding, or otherwise, or, if the Ground Lease shall terminate or expire for any reason before any of the dates provided in the Garage Lease for the termination of the initial or renewal terms of the Garage Lease and if immediately prior to such surrender, termination or expiration the Garage Lease shall be in full force and effect, Tenant shall not be made a party in any removal or eviction action or proceeding nor shall Tenant be evicted or removed of its possession or its right of possession of the Leased Premises be disturbed or in any way interfered with, and the (as Garage Lease shall continue in full force and effect as a direct lease between Overlandlord and Tenant. In addition, Overlandlord hereby acknowledges and agrees that it shall recognize the rights of a Leasehold Mortgagee and that a Leasehold Mortgagee shall have full benefit of those terms and provisions contained in the Garage Lease applicable to a Leasehold Mortgage and the rights of a Leasehold Mortgagee in connection therewith, including but not limited to those set forth in Exhibit “E” to the Garage Lease. Defined terms herein have the same meaning as in the Garage Lease, except as otherwise noted.

Signed, sealed and delivered in the presence of:		OVERLANDLORD:

3MC PARKING LLC, a Delaware limited liability company

/s/ Nathalie Legagneur		By:	/s/ Kolleen Cobb
Print Name:	Nathalie Legagneur	Name:	Kolleen Cobb
		Title:	Vice President
/s/ Jessica Perez
Print Name:	Jessica Perez	Date:	________________________, 20__